EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2001 relating to the consolidated financial statements of The Cheesecake Factory Incorporated, which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the fiscal year ended January 2, 2001.

PricewaterhouseCoopers LLP

Los Angeles, California
June 29, 2001